Exhibit 4

FORM OF IRREVOCABLE PROXY SUBSTITUTION AND AGREEMENT

[DATE]

1. Proxy Substitution. Pursuant to one or more irrevocable proxies and powers of attorney (each, a “Proxy Agreement” and collectively, the “Proxy Agreements”), the undersigned proxy holder (the “Proxy Holder”) was appointed as proxy and power of attorney, with full power of substitution, by each of the stockholders of Brown-Forman Corporation, a Delaware corporation (the “Company”), set forth in the proxy ledger maintained by the Proxy Holder (each, a “Stockholder” and collectively, the “Stockholders”). The Proxy Holder, having been granted by each of the Stockholders the power to appoint a substitute pursuant to the grant of proxy in respect of all of the Shares (as set forth opposite such Stockholders’ names on the proxy ledger maintained by the Proxy Holder), hereby appoints Wolf Pen Branch, LP, a Delaware limited partnership (“Holdco”), as substitute proxy (the “Substitute Proxy”), with full power of re-substitution, and thereby to have all rights of the Proxy Holder (including, without limitation, all rights to grant a proxy with respect to the Shares or provide instructions or directions as to the exercise of voting or consent rights of such Shares) as set forth in each of the Proxy Agreements. The Proxy Holder acknowledges and agrees that, subject to the terms of this Irrevocable Proxy Substitution and Agreement, this substitution shall be irrevocable and agrees that the Proxy Holder shall not, and is not permitted to, take any action as Proxy Holder with respect to any of the Shares pursuant to the Proxy Agreements.

2. Proxy Holder Representations and Warranties. The Proxy Holder represents and warrants to the Substitute Proxy that the execution of this Irrevocable Proxy Substitution and Agreement by the Proxy Holder does not, and the performance by it of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default under the Proxy Holder’s organizational documents, any contract, commitment, agreement, understanding, arrangement, or restriction of any kind to which the Proxy Holder is a party or by which the Proxy Holder is bound, or any judgment, decree, or order applicable to the Proxy Holder.

3. Proxy Holder Covenants. The Proxy Holder hereby covenants and agrees that it shall not take or agree to take any action to amend, modify, replace, terminate, cancel, or otherwise alter any of the Proxy Agreements (or waive any rights thereunder or take any action adverse to the rights of the Substitute Proxy) without the prior written consent of the Substitute Proxy. The Proxy Holder hereby further covenants that it will work with the Substitute Proxy from time to time to update the proxy ledger maintained by the Proxy Holder.

4. Revocation of Proxy Substitution. The appointment of the Substitute Proxy as the substitute proxy holder of the Proxy Holder with respect to any Shares pursuant to this Irrevocable Proxy Substitution and Agreement shall automatically be revoked contemporaneously with the termination of the Proxy Agreement with respect to such Shares in accordance with its terms and, thereafter, this Irrevocable Proxy Substitution and Agreement shall be of no further force and effect with respect to such Shares. On the effective date of the termination of any such Proxy Agreement, the Proxy Holder shall deliver a written notice of the termination of such Proxy Agreement to the Substitute Proxy in the manner provided for the giving of notices in Section 10 (a “Revocation Notice”). Upon any Transfer, the Proxy Holder

shall update the proxy ledger maintained by the Proxy Holder to revise or delete, as applicable, the references to the Shares implicated by such Transfer.

5. Termination. This Irrevocable Proxy Substitution and Agreement shall terminate and be of no further force or effect contemporaneously with the termination of the last of the Proxy Agreements to which the Proxy Holder is a party that is then in effect pursuant to its terms (the “Termination Date”); provided, however, that the Substitute Proxy will have the ability at any time to terminate this Irrevocable Proxy Substitution and Agreement with respect to any of the Shares subject to this Irrevocable Proxy Substitution and Agreement by providing written notice to the Proxy Holder.

6. Effect of Termination. Upon the Termination Date, this Irrevocable Proxy Substitution and Agreement shall immediately become void and there shall be no liability or obligation on the part of the Proxy Holder or the Substitute Proxy; provided, however, that no such termination shall relieve a party of liability for breach prior to the Termination Date.

7. Exclusive Jurisdiction. The Substitute Proxy and the Proxy Holder agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Irrevocable Proxy Substitution and Agreement shall be brought only to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any state or federal court sitting in the State of Delaware. Each of the Substitute Proxy and the Proxy Holder each consent to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably agrees not to commence any litigation relating thereto except in such court, and each further waives any objection to the laying of venue of any such litigation in such court and agrees not to plead or claim in such court that such litigation brought therein has been brought in an inconvenient forum. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10. Nothing in this Section 7, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

8. Governing Law. This Irrevocable Proxy Substitution and Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

9. Specific Performance. The Proxy Holder hereby agrees and acknowledges that the Substitute Proxy would be irreparably harmed in the event of a breach by the Proxy Holder of the Proxy Holder’s obligations hereunder, that monetary damages may not be an adequate remedy for such breach and that the Substitute Proxy shall be entitled to specific performance or injunctive relief, without the need to post a bond or other security, in addition to any other remedy that the Substitute Proxy may have at law or in equity, in the event of such breach.

10. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of electronic transmission by facsimile or e-mail, in each case to the intended recipient at the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto).

If to the Proxy Holder, at the address set forth on the signature page hereto.

If to the Substitute Proxy, at the address set forth on the signature page hereto.

11. Restricted Transactions.

(a) Until the earlier to occur of (i) the third anniversary of the date of this Irrevocable Proxy and Power of Attorney and (ii) the Termination Date, the Proxy Holder hereby agrees that neither the Proxy Holder nor any of the Proxy Holder’s Affiliates, and the Substitute Proxy hereby agrees that neither the Substitute Proxy nor any of the Substitute Proxy’s Affiliates, shall engage in any Restricted Transaction with the Company unless such Restricted Transaction has been approved in advance by the Audit Committee of the Board of Directors of the Company or another independent committee of the Board of Directors of the Company. The Company shall be an express third party beneficiary of this Irrevocable Proxy Substitution and Agreement solely for purposes of enforcing the obligations and agreements of the Proxy Holder and the Substitute Proxy set forth in this Section 11.

(b) For purposes of this Section 11:

(i) “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person.

(ii) The terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

(iii) “Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange, NASDAQ or any other nationally recognized securities exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the fair market value on the date in question of a share of such stock as determined by the Board of Directors of the Company in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors of the Company in good faith.

(iv) “Restricted Transaction” means (1) any merger or consolidation of the Company or any subsidiary thereof with (A) the Proxy Holder or any other Person which is, or after such merger or consolidation would be, an Affiliate of the Proxy Holder or (B) the Substitute Proxy or any other Person which is, or after such merger or consolidation would be, an Affiliate of the Substitute Proxy, as applicable; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with (A) the Proxy Holder or any Affiliate of the Proxy Holder or (B) the Substitute Proxy or any Affiliate of the Substitute Proxy, as applicable, of any assets of the Company or any subsidiary thereof having an aggregate Fair Market Value of $1,000,000 or more; (3) the issuance or transfer by the Company or any subsidiary thereof (in one transaction or a series of related transactions) of any securities of the Company or any subsidiary thereof to (A) the Proxy Holder or any Affiliate of the Proxy Holder or (B) the Substitute Proxy or any Affiliate of the Substitute Proxy, as applicable, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; (4) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of (A) the Proxy Holder or any Affiliate of the Proxy Holder or (B) the Substitute Proxy or any Affiliate of the Substitute Proxy, as applicable; or (5) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving the Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary of the Company which is directly or indirectly owned by (A) the Proxy Holder or any Affiliate of the Proxy Holder or (B) the Substitute Proxy or any Affiliate of the Substitute Proxy, as applicable; provided that for the avoidance of doubt, a repurchase of shares of capital stock of the Company by the Company or any subsidiary thereof that has been approved by the Board of Directors or any committee thereof (either in the specific case or pursuant to a share repurchase program) shall not be considered a reclassification of securities or recapitalization of the Company for purposes of this Section 11(b)(iv)(5).

12. Amendment. No amendment, modification, replacement, termination or cancellation of any provision of this Irrevocable Proxy Substitution and Agreement will be valid, unless the same shall be in writing and signed by all parties hereto. No waiver by the Proxy Holder or the Substitute Proxy of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to affect in any way any of the rights of the Proxy Holder or the Substitute Proxy, as the case may be, arising hereunder. Notwithstanding the foregoing, Section 11 of this Irrevocable Proxy Substitution and Agreement may not be amended, altered or modified, and no provision of this Irrevocable Proxy Substitution and Agreement inconsistent therewith may be adopted, without the prior written consent of the Company.

13. Counterparts. This Irrevocable Proxy Substitution and Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

14. Definitions. Unless otherwise defined in this Irrevocable Proxy Substitution and Agreement, capitalized terms in this Irrevocable Proxy Substitution and Agreement shall have the same meaning ascribed to them in the Proxy Agreements.

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IN WITNESS WHEREOF, the undersigned Proxy Holder has granted this Irrevocable Proxy Substitution and Agreement to the undersigned Substitute Proxy on the date first written above.

PROXY HOLDER:

Proxy Holder Name	Notice Address	Name and Title of Authorized Signatory	Signature of Authorized Signatory
[insert name]	[ADDRESS] Attention: [*] Facsimile No: [*] E-mail: [*]	[insert name] [insert title]

SUBSTITUTE PROXY:

Substitute Proxy Name	Notice Address	Name and Title of Authorized Signatory	Signature of Authorized Signatory
[insert name]	[ADDRESS] Attention: [*] Facsimile No: [*] E-mail: [*]	[insert name] [insert title]